NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2890 Fax	231-755-4144 Fax

Release date: 20 October 2006

LADISH REPORTS SALES OF $90.7 MILLION AND NET INCOME OF $6.4 MILLION FOR
3RD QUARTER 2006

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2006 third quarter sales of $90.7 million, a 40% improvement over $64.8 million of sales in the third quarter of 2005. The Company had a net income of $6.4 million, resulting in diluted earnings per share of $0.45 for the third quarter of 2006 versus net income of $3.3 million and $0.23 per share in the same period of 2005, a 96% improvement. Sales for the first nine months 2006 of $275.8 million reflect a 40% growth over 2005, with $22.5 million of net income, $1.59 per share, in contrast to $10.6 million of net income, $0.76 per share, in 2005, a 109% improvement in per share earnings.

Ladish will host a conference call on Monday, October 23, 2006 at 10:00 a.m. EDT to discuss the third quarter performance for 2006. The telephone number to call to participate in the conference call is (800) 481-9591.

	For the Three Months Ended September 30		For the Nine Months Ended September 30
(Dollars in thousands, except earnings per share)	2006	2005	2006	2005
Net sales	$90,664	$64,832	$275,843	$196,459
Cost of goods sold	75,395	54,578	224,034	169,000

Gross profit	15,269	10,254	51,809	27,459
SG&A expense	4,583	4,436	13,721	8,981

Operating income	10,686	5,818	38,088	18,478
Interest expense & other	1,135	498	2,956	1,407

Pretax income	9,551	5,320	35,132	17,071
Income tax provision	3,115	2,044	12,402	6,507
Minority interest in net earnings of subsidiary	23	--	183	--

Net income	$6,413	$3,276	$22,547	$10,564

Basic earnings per share	$0.45	$0.24	$1.60	$0.77
Basic weighted average shares outstanding	14,198,413	13,797,349	14,115,371	13,725,036
Diluted earnings per share	$0.45	$0.23	$1.59	$0.76
Diluted weighted average shares outstanding	14,242,600	13,989,775	14,192,075	13,883,798

more	LCI-06-12

NEWS

(Dollars in thousands)	September 30 2006	December 31 2005
Cash	$3,359	$14,494
Accounts receivable	70,981	51,497
Inventory	119,829	78,151
Net PP&E	106,583	99,425
Other	46,879	52,462

Total Assets	$347,631	$296,029

Accounts payable	$43,131	$41,665
Accrued liabilities	19,422	10,213
Senior bank debt	12,600	27,000
Senior notes	52,000	18,000
Pensions	41,444	46,203
Postretirement benefits	34,463	35,479
Stockholders’ equity	144,571	117,469

Total Liabilities and Equity	$347,631	$296,029

“The 40% sales increase in 2006 compared to 2005 is due to the continued strength of the aerospace industry and the integration of the acquisitions of ZKM and Valley Machining,” says Kerry L. Woody, Ladish’s President and CEO. “Due to increased sales volumes, product mix, favorable by-product sales and continued focus on cost reductions, the Company’s operations improved in the third quarter of 2006 as gross margins were 16.8% in contrast to 15.8% in the third quarter of 2005.”

Looking forward to the remainder of 2006 and into 2007, Woody remarked, “Currently, orders supporting the Airbus A380 have moved out of the remainder of 2006 and 2007 and into 2008 and beyond. Managing the associated raw material issues will be a challenge in the fourth quarter. Alternative program demands will utilize the capacity of the rescheduled A380 orders in 2007. Our backlog continues to grow and reached a record high of $559 million at the end of the third quarter of 2006 in contrast to $395 million at the same date in 2005. We expect 2007 to reflect this strength with improved revenues and earnings. We are seeking opportunities to capitalize on this upturn to grow our business both internally and externally to better position our company for the future. All of the operating units of Ladish are experiencing an improvement in business and profitability. We continue to be optimistic in the sustainability of the overall aerospace market. Our investment plans and established cost reduction programs remain focused on sustaining the profitability of the business and improving our cash position while serving the needs of our customers.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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